Robin M. Wagner
                                                                  Vice President
                                                                     and Counsel
                                                                  (212) 314-3962
                                                             Fax: (212) 707-7785
(EQUITABLE -- MEMBER OF THE GLOBAL AXA GROUP LOGO)
                                                                  LAW DEPARTMENT

                                                   April 11, 2002

The Equitable Life Assurance Society
of the United States
1290 Avenue of the Americas
New York, NY 10104

Dear Sirs:

     This opinion is furnished in connection with the filing of a Registration Statement on Form S-6, File No. 333-17663 ("Registration Statement") of Separate Account FP ("Separate Account FP") of The Equitable Life Assurance Society of the United States ("Equitable"). The Registration Statement covers an indefinite number of units of interest in Separate Account FP ("Units") funding Incentive Life (policy form No. 99-300) and IL COLI (policy form No. 95-300), individual flexible premium variable life insurance policies ("Policies") issued by The Equitable Life Assurance Society of the United States. Net premiums received under the Policies are allocated by Equitable to Separate Account FP to the extent directed by owners of the Policies. Net premiums under other variable life insurance policies issued by Equitable may also be allocated to Separate Account FP.

     The Policies are designed to provide life insurance protection and are to be offered in the manner described in the Prospectus and the prospectus supplements included in the Registration Statement. The Policies will be sold only in jurisdictions authorizing such sales.

     I have examined all such corporate records of Equitable and such other documents and laws as I consider apropriate as a basis for the opinion hereinafter expressed. On the basis of such examination, it is my opinion that:

     1. Equitable is a corporation duly organized and validly existing under the laws of the State of New York.

     2. Separate Account FP was duly established and is maintained by Equitable pursuant to the laws of the State of New York, under which income, gains and losses, whether or not realized, from assets allocated to Separate Account FP, are, in accordance with the Policies, credited to or charged against Separate Account FP without regard to other income, gains or losses of Equitable.

     3. Assets allocated to Separate Account FP will be owned by Equitable; Equitable is not a trustee with respect thereto. The Policies provide that the portion of the assets of Separate Account FP equal to the reserves and other Policy liabilities with respect to Separate Account FP will not be chargeable with liabilities arising out of any other business Equitable may conduct. Equitable reserves the right to transfer assets of Separate Account FP in excess of such reserves and other Policy liabilities to the general account of Equitable.

     4. When issued and sold as described above, the Policies (including any Units duly credited thereunder) will be duly authorized and will constitute validly issued and binding obligations of Equitable in accordance with their terms.

     I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                             Very truly yours,


                                             /s/ Robin M. Wagner
                                             -------------------
                                                 Robin M. Wagner

           THE EQUITABLE LIFE ASSURANCE SOCIETY OF THE UNITED STATES
             1290 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK 10104